Exhibit 99.1


        Unify Reports Strong Fiscal 2008 First Quarter Results


    --  Total Revenue Increases 129% Over 2007

    --  Software License Revenue Increases 274% Over 2007

    --  Operating Income of $108,000 and Positive Operating Cash Flow


    SACRAMENTO, Calif.--(BUSINESS WIRE)--Sept. 6, 2007--Unify Corp. (OTCBB: UFYC), a global provider of application modernization software, today announced financial results for its fiscal first quarter 2008 ended July 31, 2007.

    Fiscal First Quarter 2008 Highlights:

    --  Total revenue increased 129% year-over-year to $4.0 million.

    -- Software license revenue increased 274% year-over-year to $1.5 million.

    --  Services revenue increased 86% year-over-year to $2.5 million.

    --  Second consecutive quarter of positive operating cash flow.

    -- Income from operations was $108,000 versus a loss of $314,000 a year-ago.

    --  Net loss was $218,000 versus a loss of $754,000 a year-ago.

    -- Adjusted EBITDA of $387,000 versus a negative $260,000 a year-ago.

    --  Company signed 79 new customers.

    -- Completed 10 proof of concept migration projects for the Microsoft(R) Edition of Composer for Lotus Notes. Five of the projects were referred to the Company by Microsoft.

    Business Discussion:

    "We are pleased to achieve operating income, positive cash flow and triple digit revenue growth during the first quarter, which is seasonally our weakest quarter," commented Todd Wille, CEO of Unify. "Our software licenses and services revenues grew significantly year-over-year. Our recurring maintenance revenues, which represented 60% of total Q1 revenues, remained strong with renewals in excess of 95 percent. For the second quarter in a row, we were operating cash flow positive. Additionally, we added 79 new customers in our database and development software business as we continue to see the combination of Unify and GUPTA creating new opportunities around the world."

    Mr. Wille continued, "With the application modernization side of our business, we have become an endorsed partner of Microsoft with our Composer for Lotus Notes offering. We are engaged with the Microsoft sales teams in addition to working with large solution integrators to engage with customers that want to modernize their Lotus Notes applications. We completed 10 proof of concept migration projects. Our Composer for Lotus Notes solution provides enterprises the only viable alternative to an expensive rewrite for transitioning their Lotus Notes applications to either the Microsoft or Java platforms. We believe this is a tremendous opportunity for Unify as large organizations with hundreds to thousands of applications written in Lotus Notes look for ways to move these mission critical applications and data to new SOA enabled platforms. In the second quarter, we expect to expand our relationship with Microsoft to market our Composer Solution.

    "We are in an exciting period of growth and we look forward to further expanding the reach of our compelling product and services offerings. During the second quarter, we will be conducting customer conferences in Sweden, Germany, France, North America, and Russia for our software business. Additionally, during the second quarter we will be introducing major new product releases of our development and database products, which will bring additional visibility, momentum and results to an already stellar beginning of the fiscal year," concluded Mr. Wille.

    Financial Results:

    The company reported total revenues in the first quarter of fiscal 2008 of $4.0 million, up 129% when compared to $1.7 million in the first quarter of fiscal 2007. Software licenses revenue increased 274% to $1.5 million, compared to $391,000 for the fiscal first quarter in 2007. Services revenue was up 86% to $2.5 million for the quarter, compared to $1.3 million for the same quarter of fiscal 2007.

    Net loss was $218,000 or $0.04 loss per share compared to a net loss of $754,000 or $0.13 loss per share in the first quarter of fiscal 2007. The improvement was primarily attributable to the synergies expected from merging Unify and GUPTA last November.

    Adjusted EBITDA for the first quarter was $387,000 compared to a negative $260,000 last year. This Adjusted EBITDA does not take into account the $580,000 of GUPTA maintenance revenue eliminated by purchase accounting in relation to the GUPTA acquisition. Adjusted EBITDA is calculated by taking the Company's operating income (loss) and adjusting for depreciation and amortization, non-cash stock-based compensation and other charges. The Company believes that this non-GAAP measure, viewed in addition to and not in lieu of the Company's reported GAAP results, provides useful information to investors because it is an integral part of the Company's internal evaluation of operating results.

    Non-GAAP total revenues were up 162% to $4.5 million for the first quarter of fiscal 2008. Non-GAAP total revenues include $580,000 of maintenance revenue that would have been recognized without the write-down of the GUPTA deferred revenue as required by purchase accounting. Correspondingly, non-GAAP service revenue would have increased 129% to $3.1 million for the quarter, compared to $1.3 million for the same quarter of fiscal 2007. If this maintenance revenue were added to the Company's first quarter operating results, the reported net loss of $218,000 would have increased to net income of $362,000.

    Unify ended its fiscal 2008 first quarter with total cash and cash equivalents of $1.9 million, compared to the $2.1 million it reported at April 30, 2007. Share count used for GAAP EPS calculations in fiscal Q1 2008 was 6.0 million.

    Investor Conference Call:

    Unify management will host a conference call today, September 6, 2007, at 2:00 p.m. PT (5:00 p.m. ET) to review the fiscal first quarter 2008 financial results and other corporate events. Todd Wille, President and CEO, and Steve Bonham, CFO, will be discussing these results.

    The call can be accessed by dialing (800) 218-0530 and giving the pass code "UNIFY." Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available over the Internet at www.unify.com in the Investor Relations section of the site. A replay of the call will be available approximately one hour following the end of the call through 11:59 p.m. PT on Thursday, September 13, 2007 by dialing (800) 405-2236 and entering the following passcode: 11096029#.

    About Unify

    Unify is a global provider of application modernization software that enables Service-Oriented Architecture (SOA). Unify allows an organization to modernize mission critical applications while maximizing its legacy investments throughout the enterprise. Unify's enterprise software portfolio enhances SOA environments by improving application time-to-market metrics, increasing collaboration and service-enabling legacy information. Headquartered in Sacramento, Calif., Unify has offices in London, Munich, Paris and Sidney. Visit www.unify.com or email us at info@unify.com.

    Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company. We wish to caution you that these statements involve risks and uncertainties and actual events or results may differ materially. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are general market conditions, unfavorable economic conditions, our ability to execute our business strategy, the effectiveness of our sales team and approach, our ability to target, analyze and forecast the revenue to be derived from a client and the costs associated with providing services to that client, the date during the course of a calendar year that a new client is acquired, the length of the integration cycle for new clients and the timing of revenues and costs associated therewith, our client concentration given that the Company is currently dependent on a few large client relationships, potential competition in the marketplace, the ability to retain and attract employees, market acceptance of our service programs and pricing options, our ability to maintain our existing technology platform and to deploy new technology, our ability to sign new clients and control expenses, the possibility of the discontinuation of some client relationships, the financial condition of our clients' business and other factors detailed in the Company's filings with the Securities and Exchange Commission, including our recent filings on Forms 10-K and 10-Q.


                  UNIFY CORPORATION AND SUBSIDIARIES
      UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (In thousands, except per share data)

                                                   Three Months Ended
                                                        July 31,
                                                   -------------------
                                                     2007      2006
                                                   --------- ---------
Revenues:
  Software licenses                                  $1,463    $  391
  Services                                            2,498     1,342
                                                   --------- ---------
    Total revenues                                    3,961     1,733
                                                   --------- ---------

Cost of Revenues:
  Software licenses                                      47        64
  Services                                              195       249
                                                   --------- ---------
    Total cost of revenues                              242       313
                                                   --------- ---------
Gross profit                                          3,719     1,420
                                                   --------- ---------

Operating Expenses:
  Product development                                   911       375
  Selling, general and administrative                 2,700     1,359
                                                   --------- ---------
    Total operating expenses                          3,611     1,734
                                                   --------- ---------

  Income (loss) from operations                         108      (314)
Other income (expense), net                            (316)       22
                                                   --------- ---------
  Loss from continuing operations before income
   taxes                                               (208)     (292)
Provision for income taxes                               10         -
                                                   --------- ---------
  Loss from continuing operations                      (218)     (292)
  Loss from discontinued operations                       -      (462)
                                                   --------- ---------
  Net loss                                           $ (218)   $ (754)
                                                   ========= =========

Net loss per share:
  Basic earnings per share:
    Continuing operations                            $(0.04)   $(0.05)
    Discontinued operations                              --     (0.08)
                                                   --------- ---------
     Net loss per share                              $(0.04)   $(0.13)
                                                   ========= =========

  Dilutive earnings per share:
    Continuing operations                            $(0.04)   $(0.05)
    Discontinued operations                              --     (0.08)
                                                   --------- ---------
     Net loss per share                              $(0.04)   $(0.13)
                                                   ========= =========

Shares used in computing net loss per share:
  Basic                                               6,037     5,905
  Dilutive                                            6,037     5,905


                  RECONCILIATION OF GAAP TO NON-GAAP
                            (In thousands)

                                                   Three Months Ended
                                                        July 31,
                                                   -------------------
                                                     2007      2006
                                                   --------- ---------
                                                   Unaudited Unaudited

GAAP operating income (loss)                         $  108    $ (314)
                                                   --------- ---------

Amortization of intangible assets                       184        --
Depreciation                                             52        38
Stock based compensation expense                         43        16
                                                   --------- ---------
      Total adjustments to GAAP operating income        279        54
                                                   --------- ---------

Non-GAAP operating income (loss) - Adjusted EBITDA   $  387    $ (260)
                                                   ========= =========


                  UNIFY CORPORATION AND SUBSIDIARIES
           UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                                   July 31,  April 30,
                                                     2007      2007
                                                   --------- ---------
                      ASSETS
Current assets:
  Cash and cash equivalents                        $  1,870  $  2,064
  Accounts receivable, net                            3,722     4,227
  Prepaid expenses and other current assets             472       520
                                                   --------- ---------
  Total current assets                                6,064     6,811

Property and equipment, net                             219       229
Investments                                             214       214
Goodwill                                              6,028     5,667
Intangibles, net                                      2,782     2,643
Other assets, net                                       372       474
                                                   --------- ---------
  Total assets                                     $ 15,679  $ 16,038
                                                   ========= =========

       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                 $    904  $    620
  Current portion of long term debt                   1,429     1,361
  Accrued compensation and related expenses             772       804
  Other accrued liabilities                           1,808     1,792
  Deferred revenue                                    5,009     5,577
                                                   --------- ---------
  Total current liabilities                           9,922    10,154

Long term debt, net                                   4,937     4,910
Other long term liabilities                             108       121

Commitments and contingencies                            --        --

Stockholders' equity:
  Common stock                                            6         6
  Additional paid-in capital                         65,032    64,973
  Accumulated other comprehensive income (loss)          63        45
  Accumulated deficit                               (64,389)  (64,171)
                                                   --------- ---------
  Total stockholders' equity                            712       853
                                                   --------- ---------
  Total liabilities and stockholders' equity       $ 15,679  $ 16,038
                                                   ========= =========


    CONTACT: Unify Corp.
             Steven Bonham, Chief Financial Officer
             916-928-6400
             ir@unify.com
             or
             IR Contact:
             MKR Group, Inc.
             Todd Kehrli or Charles Messman
             323-468-2300
             ufyc@mkr-group.com